AMENDMENT NO. 2 TO

                      MANAGEMENT SERVICES AGREEMENT BETWEEN

                       HUNTINGDON LIFE SCIENCES GROUP PLC

                                       AND

                           FOCUSED HEALTHCARE PARTNERS





                            DATED AS OFAPRIL 15, 2002

     This is Amendment No. 2, dated as of April 15, 2002 (this "Amendment") to that certain Management Services Agreement, dated as of August 7, 1998, as amended by Letter Agreement dated January 26, 2000 (the "Agreement"), between Huntingdon Life Sciences Group plc (the "Company") and Focused Healthcare Partners (the "Consultant"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     In consideration of the promises and mutual covenants set forth herein and in the Agreement, the parties hereto agree as follows:

          1. The definition of "Board" in Section 1(1) of the Agreement is amended to mean "the board of directors for the time being of Life Sciences Research, Inc."

          2. The definition of "Group" in Section 1(1) of the Agreement is amended to read "'Group' means the Company, its parent Life Sciences Research, Inc. and their subsidiaries and Associated Companies for the time being and `Group Company' means any one of them."

          3. A new  definition  of  "Parent"  is  added to  Section  1(1) of the
     Agreement: "Parent means Life Sciences Research, Inc."

          4. The provision with respect to payment to Consultant upon termination of the Agreement set forth in Section 9(3) of the Agreement shall be amended by adding after the last word of the sole sentence thereof the words " in an amount equal to the Consultant's annualized consulting fee plus any additional compensation (such as bonus or incentive compensation) earned or received by Consultant or Executive from the Company in the prior twelve months."

          5. A new Section 18 with respect to payment to Consultant in connection with termination of the Agreement following a Change of Control is added as follows:

          If within the twelve months following a Change of Control of Parent the Agreement is terminated by the Company without Cause or the Consultant gives notice of termination for Good Reason, then within 30 days after such termination or resignation the Company shall make a lump sum payment in cash to Consultant in an amount equal to 2.99 times the Consultant's then current annualized consulting fee plus 2.99 times any additional compensation (such as bonus or incentive compensation) earned by Executive or Consultant during the 12 months prior to such termination or resignation.

          For purposes of this Section 18, and notwithstanding any other use of the specified term elsewhere in this Agreement,

          "Cause" shall mean (a) breach of fiduciary duty involving personal profit, (b) conviction of a felony, (c) violation of the confidentiality provisions of this Agreement or (d) intentional failure to perform stated duties of this Agreement that materially adversely affect the Company's interests.

          "Change of Control" shall mean, notwithstanding the prior occurrence of any other event constituting a "change of control" (a) the acquisition by any person or group of, or the entering into of any agreement by any person or group to acquire by purchase, merger, consolidation or otherwise, or the commencement of a tender offer or exchange offer by any person or group for, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares resulting in the beneficial ownership of thirty percent (30%) or more of the total number of votes which may be cast for the election of directors of Parent, or (b) the acquisition by any person or group or the entering into of any agreement by any person or group to acquire all or substantially all of the assets of the Parent, or (c) the persons who were directors of the Parent prior to any cash tender offer or exchange offer, merger or other business combination or other reorganization, sale of all or substantially all of Parent's assets, contested or other election or any combination of the foregoing transactions cease to constitute at least a majority of the Board following any of such transactions, or (d) any other change of control of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

          "Good Reason" shall mean:

          (a) After a Change of Control of the Parent shall have occurred, and without the express written consent of Executive, he is given a title or assigned any duties materially inconsistent with his position, duties, responsibilities or status with the Company or any Group Company as in effect immediately prior to such Change of Control;

          (b) The fee of Consultant, and/or incentive compensation opportunity and/or benefits of Consultant or Executive, is reduced below that in effect at the date hereof or at the time of the Change of Control as applicable; or

          (c) Without the express written consent of Executive, he is required after a Change of Control to be permanently based anywhere other than within a 30 mile radius of his office location immediately prior to Change of Control, except for required travel on the Company's business to an extent consistent with his duties hereunder.

     6. This Amendment shall be binding upon any successors or permitted assigns of the Company and/or Parent.

     7. This Amendment shall be governed by the laws of England.

     The parties hereto have executed and delivered this Amendment as of the date first above written.

HUNTINGDON LIFE SCIENCES GROUP plc


By:      /s/ Brian Cass
Name:     Brian Cass
Title:    Managing Director


FOCUSED HEALTHCARE PARTNERS


By:     /s/ Andrew Baker
         _________________________________
         Andrew H. Baker